Exhibit 99.1

Jounce Therapeutics Reports First Quarter 2019 Financial Results

- New data from vopratelimab and JTX-8064 presented at AACR 2019 -
- On track to initiate new Phase 2 studies of vopratelimab -
- Ended the quarter with $173.2 million in cash, cash equivalents and investments -
- Company to host conference call and webcast today at 8:00 AM ET -
CAMBRIDGE, Mass., May 8, 2019 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers for patient enrichment, today reported financial results and provided a corporate update for the first quarter ended March 31, 2019.

“We have made significant progress in recent months by applying our Translational Science Platform and reverse translational approach to advance both our ongoing clinical and preclinical programs. Most importantly, at AACR, we presented promising new progression free and overall survival data from the ICONIC trial for patients stratified by our vopratelimab pharmacodynamic biomarker, ICOS hi CD4 T cells in the blood. Additionally, we presented validating preclinical data from our lead tumor-associated macrophage program, JTX-8064,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “With these key accomplishments in hand, we look forward to advancing our broader pipeline with the goal of three immunotherapies in the clinic in 2019. We remain focused on the underlying mechanistic science of our immunotherapies and understanding of the characteristics of responding patients in our mission to bring meaningful and long-lasting benefit to cancer patients with unmet needs.”

Pipeline Highlights:
Vopratelimab (JTX-2011)

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Key data presented at AACR 2019: In April 2019, Jounce presented two posters on vopratelimab at the American Association for Cancer Research (AACR) Annual Meeting. Highlights from the poster presentations include:

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Patients in the ICONIC trial with the emergence of ICOS hi CD4 T cells demonstrated improved progression free survival (PFS) and overall survival (OS) compared to patients with ICOS lo CD4 T cells, based on an analysis of a subgroup of patients with multiple solid tumor types including PD-1 inhibitor naive and PD-1 inhibitor experienced patients.

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The characteristics of ICOS hi CD4 T cells associated with vopratelimab treatment via translational analyses demonstrated that vopratelimab stimulates only primed CD4 T cells with high levels of ICOS. The translational data shows that vopratelimab, unlike PD-1 inhibitors, leads to expansion and activation of peripheral CD4 T effector cells, and that these are observed in patients with clinical benefit.

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On track for planned initiation of Phase 2 clinical studies: Based on the recently-presented AACR data, Jounce plans to initiate additional Phase 2 clinical studies focusing on settings in which ICOS hi CD4 T effector cells exist or emerge and are primed to respond to vopratelimab, potentially leading to clinical benefit. The first of these studies will be a clinical trial of vopratelimab in combination with ipilimumab in PD-1 inhibitor experienced patients in two tumor types, non-small cell lung cancer and bladder cancer. Additionally, Jounce expects to initiate a clinical trial of vopratelimab in combination with ipilimumab in PD-1 inhibitor naive patients with bladder cancer and a separate predictive biomarker study. Jounce expects to report preliminary efficacy data in 2020.

JTX-4014

•	On track to complete enrollment of Phase 1 study: Jounce remains on track to assess safety and select the recommended Phase 2 dose for JTX-4014, its PD-1 inhibitor, in 2019.

JTX-8064

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New validating preclinical data presented at AACR 2019: In April 2019, Jounce presented new preclinical data demonstrating the properties of JTX-8064, Jounce’s lead tumor associated macrophage candidate. JTX-8064 is an inhibitor of LILRB2 (leukocyte immunoglobulin like receptor B2; ILT4) and is believed to reprogram tumor-associated macrophages within the tumor microenvironment. Highlights from the poster presentation include:

•	When LILRB2 binds to its ligands, it maintains macrophages in the M2 or immuno-suppressive state.

•	When JTX-8064 blocks ligand binding to LILRB2, it induces an immune activating state in macrophages that may lead to the enhancement of the anti-tumor immune response.

•	Inhibiting LILRB2 induces pro-inflammatory cytokine secretion and a unique transcriptional profile suggestive of an M1-like shift in human macrophages to an immune stimulatory state.

•	On track to file IND and initiate Phase 1 clinical trial: Jounce expects to file an investigational new drug (IND) application and initiate a Phase 1 clinical trial of JTX-8064 in 2019.

First Quarter 2019 Financial Results:

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Cash Position: As of March 31, 2019, cash, cash equivalents and investments were $173.2 million, compared to $195.9 million as of December 31, 2018. The decrease in cash, cash equivalents and investments was primarily due to operating costs incurred during the period.

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Collaboration Revenue: Collaboration revenue was $11.0 million for the first quarter of 2019, compared to $11.2 million for the same period in 2018. Collaboration revenue represents non-cash revenue recognition relating to the $225.0 million upfront payment received in July 2016 upon the execution of Jounce’s global strategic collaboration with Celgene.

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Research and Development Expenses: Research and development (R&D) expenses were $17.3 million for the first quarter of 2019, compared to $18.2 million for the same period in 2018. The decrease in R&D expenses was primarily due to $1.5 million of decreased external research and development costs attributable to JTX-4014 IND-enabling expenses incurred during the first quarter of 2018, partially offset by $0.5 million of increased employee compensation costs.

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General and Administrative Expenses: General and administrative (G&A) expenses were $7.2 million for the first quarter of 2019, compared to $6.8 million for the same period in 2018. The increase in G&A expenses was primarily due to $0.7 million of increased employee compensation costs, including $0.3 million of increased stock-based compensation expense.

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Net Loss: Net loss was $12.4 million for the first quarter of 2019, or a basic and diluted net loss per share of $0.38. Net loss was $13.0 million for the same period in 2018, or a basic and diluted net loss per share of $0.40. The decrease in net loss and net loss per share was primarily attributable to the decrease in operating expenses from the first quarter of 2018 to the first quarter of 2019.

Financial Guidance:
Jounce reiterates its expectation that cash burn on operating expenses and capital expenditures for the full year 2019 will be approximately $80.0 million to $95.0 million. Jounce expects to record approximately $50.0 million to $60.0 million in non-cash collaboration revenue in 2019 from the recognition of the Celgene upfront payment received in 2016.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 5789371. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding operating expenses, capital expenditures, collaboration revenue and other financial results; the timing, progress and release of data for Phase 2 clinical studies of vopratelimab; the timing, progress and results of the Phase 1 trial of JTX-4014; the filing of an IND and initiation of a Phase 1 trial of JTX-8064 and the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; the development plans of its product candidates and any companion or complementary diagnostics; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses; Jounce’s ability to maintain its collaboration with Celgene and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within the human tumor microenvironment to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce has three development-stage programs: its two clinical product candidates, vopratelimab, a monoclonal antibody that binds to and activates ICOS, and JTX-4014, a monoclonal antibody that binds to PD-1 and for potential use in combination with Jounce’s pipeline of future product candidates, and JTX-8064, a monoclonal antibody that binds to Leukocyte Immunoglobulin Like Receptor B2 (LILRB2) that is currently in the IND-enabling phase. For more information, please visit www.jouncetx.com.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenue:
Collaboration revenue—related party	$10,981	$11,195
Operating expenses:
Research and development	17,280	18,162
General and administrative	7,192	6,802
Total operating expenses	24,472	24,964
Operating loss	(13,491)	(13,769)
Other income, net	1,126	741
Loss before provision for income taxes	(12,365)	(13,028)
Provision for income taxes	12	—
Net loss	$(12,377)	$(13,028)
Net loss per share, basic and diluted	$(0.38)	$(0.40)
Weighted-average common shares outstanding, basic and diluted	32,959	32,373

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	March 31,	December 31,
	2019	2018
Cash, cash equivalents and investments	$173,244	$195,864
Working capital	$94,165	$126,663
Total assets	$213,209	$214,452
Total deferred revenue—related party	$86,891	$97,872
Total stockholders’ equity	$94,424	$104,129

Investor Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com

Media Contact:
Gina Nugent
The Yates Network
(617) 460-3579
gina@theyatesnetwork.com